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                                                                    Exhibit 10.5

                           ASSET MANAGEMENT AGREEMENT

     THIS ASSET MANAGEMENT AGREEMENT, dated as of July 1, 2008, is between CORPORATE PROPERTY ASSOCIATES 17-GLOBAL INCORPORATED, a Maryland corporation ("CPA: 17"), CPA:17 LIMITED PARTNERSHIP, a Delaware limited partnership of which CPA:17 is a general partner (the "Operating Partnership"), and W.P. CAREY & Co. B.V., a Netherlands company (the "Manager").

                                   WITNESSETH:

     WHEREAS, CPA: 17 intends to qualify as a REIT (as defined below), and to invest its funds in investments permitted by the terms of any prospectus pursuant to which it raised equity capital and Sections 856 through 860 of the Code (as defined below);

     WHEREAS, CPA: 17 desires to avail itself of the experience, sources of information, and assistance of, and certain facilities available to, the Manager with respect to disposition opportunities and asset management, for properties located outside of the United States, and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of CPA: 17, all as provided herein; and

     WHEREAS, the Manager is willing to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

          Acquisition Expense. Acquisition Expense as defined under the Advisory Agreement.

          Acquisition Fees. The Acquisition Fees as defined under the Advisory Agreement.

          Adjusted Investor Capital. As of any date, the Initial Investor Capital reduced by any Redemptions, other than Redemptions intended to qualify as a liquidity event for purposes of this Agreement, and by any other Distributions on or prior to such date determined by the Board to be from Cash from Sales and Financings.

          Adjusted Net Income. For any period, the total consolidated revenues recognized in such period by CPA: 17, less the total consolidated expenses of CPA: 17 recognized in such period, excluding additions to reserves for depreciation and amortization, bad debts or other similar non-cash reserves; provided, however, that Adjusted Net Income for purposes of calculating total allowable Operating Expenses shall exclude any gain, losses or writedowns from the sale of CPA: 17's assets.


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          Advisor. CPA: 17's external advisor. As of the date of this Agreement, the Advisor is Carey Asset Management Corp.

          Advisory Agreement. The Advisory Agreement, dated as of November 12, 2007, between CPA: 17 and the Advisor, as the same may be amended, supplemented, extended and renewed, and any successor advisory agreement.

          Affiliate. An Affiliate of another Person shall include any of the following: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

          Agreement. This Asset Management Agreement.

          Appraised Value. Value according to an appraisal made by an Independent Appraiser, which may take into consideration any factor deemed appropriate by such Independent Appraiser, including, but not limited to, the terms and conditions of any lease of a relevant property, the quality of any lessee's, borrower's or other counter-party's credit and the conditions of the credit markets. The Appraised Value of a Property may be greater than the construction cost or the replacement cost of the Property.

          Articles of Incorporation. Articles of Incorporation of CPA: 17 under the General Corporation Law of Maryland, as amended from time to time, pursuant to which CPA: 17 is organized.

          Asset Management Fee. The Asset Management Fee as defined in Section 9(a) hereof.

          Average Invested Assets. The average during any period of the aggregate book value of the assets of CPA: 17 invested, directly or indirectly, in Properties and in Loans, before deducting reserves for depreciation, bad debts, impairments, amortization and all other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

          Board or Board of Directors. The Board of Directors of CPA: 17.

          Bylaws. The bylaws of CPA: 17.

          Cash from Financings. Net cash proceeds realized by CPA: 17 from the financing of Investments or the refinancing of any indebtedness of CPA:17 secured by real estate located outside the United States.


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          Cash from Sales. Net cash proceeds realized by CPA: 17 from the sale, exchange or other disposition of any of its assets located outside the United States after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.

          Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.

          Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Manager that, in each case, is determined by a majority of the Independent Directors to be materially adverse to CPA: 17, or a breach of a material term or condition of this Agreement by the Manager and the Manager has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.

          Closing Date. The first date on which Shares were issued pursuant to an Offering.

          Code. Internal Revenue Code of 1986, as amended.

          Competitive Real Estate Commission. The real estate or brokerage commission paid for the purchase or sale of a property that is reasonable, customary and competitive in light of the size, type and location of the property.

          Contract Sales Price. The total consideration received by CPA: 17 for the sale of a Property.

          CPA: 17. Corporate Property Associates 17 - Global Incorporated, a corporation organized under the laws of the State of Maryland, together with its consolidated subsidiaries (unless the context otherwise requires).

          Cumulative Return. For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Distributions for such period (not including Distributions out of Cash from Sales and Financings), by (B) the product of (i) either (x) until such time as CPA:
     17 has invested 90% of the net proceeds of CPA: 17's initial Offering (excluding net proceeds from the sale of Shares pursuant to CPA: 17's distribution reinvestment program), the average Adjusted Investor Capital for such period (calculated on a daily basis) or (y) from and after such time as CPA: 17 has invested 90% of the net proceeds of CPA: 17's initial Offering (excluding net proceeds from the sale of Shares pursuant to CPA:
     17's distribution reinvestment program), the net proceeds from the sale of Shares (excluding net proceeds from the sale of Shares pursuant to CPA:
     17's distribution reinvestment program), as adjusted for Redemptions other than Redemptions intended to qualify as a liquidity event for purposes of this Agreement, and by any other Distributions on or prior to such date determined by the Board to be from Cash from Sales and Financings, and (ii) the number of years (including fractions thereof) elapsed during such period. Notwithstanding the foregoing, neither the Shares


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     received by the Advisor or its Affiliates for any consideration other than cash, nor the Distributions in respect of such Shares, shall be included in the foregoing calculation.

          Directors. The persons holding such office, as of any particular time, under the Articles of Incorporation, whether they be the directors named therein or additional or successor directors.

          Distributions. Distributions declared by the Board.

          GAAP. Generally accepted accounting principles in the United States.

          Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to CPA:
     17 or the Operating Partnership to assume and agree to perform CPA: 17's or the Operating Partnership's, as applicable, obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by CPA: 17 or the Operating Partnership; provided that (a) such breach is of a material term or condition of this Agreement and (b) CPA: 17 or the Operating Partnership, as applicable, has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.

          Gross Offering Proceeds. The aggregate purchase price of Shares sold in any Offering.

          Independent Appraiser. A qualified appraiser of real estate as determined by the Board, who is not affiliated, directly or indirectly, with CPA: 17, the Manager or their respective Affiliates. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification.

          Independent Director. A Director of CPA: 17 who meets the criteria for an Independent Director specified in the Bylaws.

          Individual. Any natural person and those organizations treated as natural persons in Section 542(a) of the Code.

          Initial Investor Capital. The total amount of capital invested from time to time by Shareholders (computed at the Original Issue Price per Share), excluding any Shares received by the Manager, the Advisor or their respective Affiliates for any consideration other than cash.

          Investment. An investment made by CPA:17, directly or indirectly, in a Property, Loan or, subject to Section 4(b) Other Permitted Investment.

          Loan Refinancing Fee. The Loan Refinancing Fee as defined in Section 9(b) hereof.


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          Loans. The notes and other evidences of indebtedness or obligations acquired or entered into by CPA: 17 as lender which are secured or collateralized by personal property, or fee or leasehold interests in real estate or other assets, in each case located outside the United States, including but not limited to first or subordinate mortgage loans, construction loans, development loans, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term "Loans" shall not include leases, which are not recognized as leases for Federal income tax reporting purposes.

          Long term Net Leased Property. Long term Net Leased Property as defined under the Advisory Agreement.

          Manager. W.P. Carey & Co. B.V., a company organized under the laws of The Netherlands.

          Market Value. The value calculated by multiplying the total number of outstanding Shares by the average closing price of the Shares over the 30 trading days beginning 180 calendar days after the Shares are first listed on a national security exchange or included for quotation on Nasdaq, as the case may be.

          Nasdaq. The national automated quotation system operated by the National Association of Securities Dealers, Inc.

          Offering. The offering of Shares pursuant to a Prospectus.

          Operating Expenses. All consolidated operating, general and administrative expenses paid or incurred by CPA: 17, as determined under GAAP, except the following (insofar as they would otherwise be considered operating, general and administrative expenses under GAAP): (i) interest and discounts and other cost of borrowed money; (ii) taxes (including state and Federal income tax, property taxes and assessments, franchise taxes and taxes of any other nature); (iii) expenses of raising capital, including Organization and Offering Expenses, printing, engraving, and other expenses, and taxes incurred in connection with the issuance and distribution of CPA: 17's Shares and Securities; (iv) Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, origination, ownership and operation of Investments, including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property; (v) Acquisition Fees payable to the Advisor or any other party; (vi) Subordinated Disposition Fees payable to the Manager or any other party under this Agreement and the corresponding fees payable to the Advisor under the Advisory Agreement or to any other party; (vi) distributions paid by the Operating Partnership to the Special General Partner under the agreement of limited partnership of the Operating Partnership in respect of gains realized on dispositions of Investments;
     (vii) amounts paid to effect a redemption or repurchase of the special general partner interest held by the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership; and
     (viii) non-cash items, such as depreciation, amortization,


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     depletion, and additions to reserves for depreciation, amortization, depletion, losses and bad debts. Notwithstanding anything herein to the contrary, Operating Expenses shall include the Asset Management Fee and any Loan Refinancing Fee, in each case payable under this Agreement and the corresponding fees payable under the Advisory Agreement and, solely for the purposes of determining compliance with the 2%/25% Guidelines, distributions of profits and cash flow made by the Operating Partnership to the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership, other than distributions described in clauses (vi) and (vii) of this definition.

          Organization and Offering Expenses. Organization and Offering Expenses as defined under the Advisory Agreement.

          Original Issue Price. For any share issued in an Offering, the price at which such Share was initially offered to the public by CPA: 17, regardless of whether selling commissions were paid in connection with the purchase of such Shares from CPA: 17.

          Other Permitted Investment Asset. An asset, other than cash, cash equivalents, short term bonds, auction rate securities and similar short term investments, acquired by CPA: 17 for investment purposes that is not a Loan or a Property but that is attributable to an investment or activities of CPA: 17 outside the United States and is consistent with the investment objectives and policies of CPA: 17.

          Person. An Individual, corporation, partnership, joint venture, association, company, trust, bank, or other entity, or government or any agency or political subdivision of a government.

          Preferred Return. A Cumulative Return of five percent computed from the Closing Date through the date as of which such amount is being calculated.

          Property or Properties. CPA: 17's partial or entire interest in real property (including leasehold interests) located outside the United States and personal or mixed property connected therewith. An investment which obligates CPA: 17 to acquire a Property will be treated as a Property for purposes of this Agreement.

          Property Management Fee. A fee for property management services rendered by the Advisor or its Affiliates in connection with assets of CPA:
     17 acquired directly or through foreclosure.

          Prospectus. Any prospectus pursuant to which CPA: 17 offers Shares in a public offering, as the same may at any time and from time to time be amended or supplemented after the effective date of the registration statement in which it is included.

          Redemptions. An amount determined by multiplying the number of Shares redeemed by the Original Issue Price.

          REIT. A real estate investment trust, as defined in Sections 856-860 of the Code.


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          Securities. Any stock, shares (other than currently outstanding Shares and subsequently issued Shares), voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as "securities" or any certificate of interest, shares or participation in temporary or interim certificates for receipts (or, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing), which subsequently may be issued by CPA: 17.

          Shareholders. Those Persons who at the time any calculation hereunder is to be made are shown as holders of record of Shares on the books and records of CPA: 17.

          Shares. All of the shares of common stock of CPA: 17, $.001 par value, and any other shares of common stock of CPA: 17.

          "Special General Partner." W. P. Carey Holdings, LLC and any permitted transferee of the special general partnership interest under the agreement of limited partnership of the Operating Partnership.

          Sponsor. W.P. Carey & Co. LLC and any other Person directly or indirectly instrumental in organizing, wholly or in part, CPA: 17 or any person who will control, manage or participate in the management of CPA:
     17, and any Affiliate of any such person. Sponsor does not include a person whose only relationship to CPA: 17 is that of an independent property manager and whose only compensation is as such. Sponsor also does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

          Subordinated Acquisition Fee. The Subordinated Acquisition Fee as defined under the Advisory Agreement.

          Subordinated Disposition Fee. The Subordinated Disposition Fee as defined in Section 9(d) hereof.

          Termination Date. The effective date of any termination of this Agreement.

          Two Percent/25% Guidelines. 2%/25% Guidelines." The requirement, as provided for in Section 13 hereof, that, in any 12-month period ending on the last day of any fiscal quarter, Operating Expenses under this Agreement and the Advisory Agreement not exceed the greater of two percent of CPA:
     17's Average Invested Assets during such 12-month period or 25% of CPA:
     17's Adjusted Net Income over the same 12-month period.

     2. APPOINTMENT. CPA: 17 hereby appoints the Manager to serve as its manager on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.

     3. DUTIES OF THE MANAGER. During the term of this Agreement, the Manager agrees, for and in consideration of the compensation set forth below, to supervise and direct the management and operation of the Properties on behalf of
CPA: 17 and for the account of CPA:


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17, in an efficient and satisfactory manner consistent with like quality properties and at all times maintain or contract for systems and personnel sufficient to enable it to carry out all of its duties, obligations and functions under this Agreement. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws of CPA: 17 and any Prospectus pursuant to which Shares are offered, the Manager shall, with respect to the Properties, either directly or by engaging an Affiliate:

          (a) demand, collect and receive (i) all rents, utility charges, common area charges, insurance charges, VAT payments and real estate and personal property tax and assessment charges, (ii) all other pass-through or bill-back charges, sums, costs or expenses of any nature whatsoever payable by tenants under the terms of any or all of the leases and any other agreements relating to all or any portion of the Properties, and (iii) all other revenues, issues and profits accruing from the Properties and any covenant calculations and insurance certificates;

          (b) calculate and administer rent calculations; maintain and review tenant covenant calculations; calculate and submit lender covenant calculations; and maintain letters of credits and security deposit information;

          (c) serve as primary contact to all tenants, field inquiries and requests; process easements and landlord lien waivers; manage third party asset managers and coordinate loan closings with third party asset managers; inspect at-risk properties, oversee inspections by lenders and third-party property inspection firms, and coordinate site visits and reports; ascertain necessary repair and monitor deferred maintenance, and ensure tenant compliance; schedule and coordinate tenant improvement projects and leasing efforts; create expense budgets for vacant properties as needed and pro forma expense budgets for at-risk properties; assist in executing redevelopment strategies; provide or source technical expertise when necessary relating to building issues; formulate, structure and oversee redevelopment projects; and meet with tenants to discuss potential needs;

          (d) assess residual risk and long term viability on all Properties; perform credit analysis of tenant businesses and economic analysis of holding and selling Properties; maximize returns for CPA: 17 through early renewals or sales of Properties; manage bankruptcy process and monitor credit quality of portfolios; restructure leases as necessary; execute opportunistic mortgage refinancing; coordinate with annual third party appraisers in valuation process; and assess and manage market risks and risks associated with legal, tax, and corporate structure;

          (e) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Properties, including but not limited to, overseeing and training for international compliance functions and staffing; overseeing and ensuring tax, legal, and regulatory compliance; ensuring timely completion of all obligations by tenants; and ensuring smooth integration of new investments into asset management platform;

          (f) from time to time, or at any time reasonably requested by the Board or management of CPA: 17, make reports of its performance of services to
CPA: 17 under this


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Agreement, including the State of the Assets and bi weekly status reports to be provided to CPA: 17's management;

          (g) provide CPA: 17 with such accounting data and any other information requested by CPA: 17 concerning the investment activities of CPA: 17 as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

          (h) perform corporate secretarial work including, but not limited to, tracking of dates of required filings and annual general meetings for subsidiaries of CPA: 17; obtaining and coordinating all relevant materials needed for audit and/or statutory filing, including approvals of financial information, auditor's representation letters, and minutes and resolutions; preparing financial analyses of recurring payments; maintaining information for compliance reports; organizing, planning, and presenting International State of the Assets meetings; and preparing International Asset Operating Committee Memos;

          (i) do all things necessary to assure its ability to render the services described in this Agreement;

          (j) obtain for, or provide to, CPA: 17 such services as may be required in disposing of Investments;

          Notwithstanding anything to the contrary in this Agreement, CPA: 17 acknowledges that the Manager does not have an office in the United States and intends to conduct its business in a manner that will not cause Manager to be deemed to be engaged in a United States trade or business or have a permanent establishment in the United States.

          4. AUTHORITY OF MANAGER.

          (a) Pursuant to the terms of this Agreement (and subject to the restrictions included in Paragraphs (b) of this Section 4 and in Section 7 hereof), and subject to the continuing and exclusive authority of the Board over the management of CPA: 17, the Board hereby delegates to the Manager the authority to: (1) arrange for refinancing, or assess changes in the asset or capital structure of, and dispose of or otherwise deal with, Properties; (2) enter into leases and service contracts for Properties, and perform other property level operations; (3) oversee non-affiliated property managers and other non-affiliated Persons who perform services for CPA: 17; (4) undertake accounting and other record-keeping functions at the Property level; and (5) perform its duties set forth in Section 3.

          (b) The Manager shall be authorized to perform the services contemplated by this Agreement with respect to Investments other than Properties and Loans; provided, however, that if fees for such services will be different from the fees contemplated by Section 9 of this Agreement, such fees shall be approved in advance by a majority of the Independent Directors.

          (c) The prior approval of the Board, including a majority of the Independent Directors and a majority of the Directors not interested in the transaction will be required for: (i) transactions that present issues which involve conflicts of interest for the Manager or an Affiliate


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(other than conflicts involving the payment of fees or the reimbursement of expenses); (ii) the lease of assets to the Sponsor, any Director, the Manager or any Affiliate of the Manager; (iii) any purchase or sale of an Investment from or to the Manager or an Affiliate; and (iv) the retention of any Affiliate of the Manager to provide services to CPA: 17 not expressly contemplated by this Agreement and the terms of such services by such Affiliate. In addition, the Manager shall comply with any further approval requirements set forth in the Bylaws.

          (d) The Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority set forth in this Section 4. If and to the extent the Board so modifies or revokes the authority contained herein, the Manager shall henceforth comply with such modification or revocation, provided however, that such modification or revocation shall be effective upon receipt by the Manager and shall not be applicable to transactions to which the Manager has committed CPA: 17 prior to the date of receipt by the Manager of such notification.

     5. BANK ACCOUNTS. The Manager may establish and maintain one or more bank accounts in its own name. The Manager may establish and maintain one or more bank accounts for the account of CPA: 17 or in the name of CPA: 17 and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of CPA: 17, provided that no funds shall be commingled with the funds of the Manager; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of CPA: 17.

     6. RECORDS; ACCESS. The Manager shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of CPA: 17, at any time or from time to time during normal business hours. The Manager shall at all reasonable times have access to the books and records of CPA: 17.

     7. LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of CPA: 17 as a REIT, subject CPA: 17 to regulation under the Investment Company Act of 1940, violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over CPA: 17, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Manager shall notify promptly the Board of the Manager's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Manager, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Manager's partners and Affiliates of any of them, shall not be liable to CPA: 17, or to the Directors or Shareholders for any act or omission by the Manager, its partners, directors, officers and employees, or partners, shareholders, directors or officers of the Manager's partners except as provided in Sections 18 and 20 hereof.

          (a) Notwithstanding the foregoing, the Manager, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the


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     Manager's shareholders and Affiliates of any of them, shall not be liable to CPA: 17, the Operating Partnership or to the Directors or Shareholders for any act or omission by the Manager, its shareholders, directors, officers and employees, or partners, shareholders, directors or officers of the Manager's shareholders and Affiliates of any of them if the following conditions are met:

               (a) The Manager, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Manager's shareholders and Affiliates of any of them have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CPA: 17;

               (b) The Manager, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Manager's shareholders and Affiliates of any of them were acting on behalf of or performing services for CPA: 17; and

               (c) Such liability or loss was not the result of negligence or misconduct by the Manager, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Manager's shareholders or Affiliates of any of them.

          (b) Notwithstanding the foregoing, the Manager and its Affiliates shall not be indemnified by CPA: 17 or the Operating Partnership for any losses, liabilities or expenses arising from or out of the alleged violation of federal or state securities laws unless one or more of the following conditions are met:

               (a) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

               (b) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

               (c) A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of CPA: 17 were offered or sold as to indemnification for violation of securities laws.

          (c) CPA: 17 and the Operating Partnership shall advance funds to the Manager or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

               (a) The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of CPA: 17;


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               (b) The legal action is initiated by a third party who is not a
          Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

               (c) The Manager or the Affiliate undertakes to repay the advanced funds to CPA: 17, together with the applicable legal rate of interest thereon, in cases in which such Manager or Affiliate is found not to be entitled to indemnification.

          (d) Notwithstanding the foregoing, the Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 7 for any activity which the Manager shall be required to indemnify or hold harmless
     CPA: 17 pursuant to Section 22.

          (e) Any amounts paid pursuant to this Section 7 shall be recoverable or paid only out the net assets of CPA: 17 and not from Shareholders.

     8. RELATIONSHIP WITH DIRECTORS. There shall be no limitation on any shareholder, director, officer, employee or Affiliate of the Manager serving as a Director or an officer of CPA: 17, except that no employee of the Manager or its Affiliates who also is a Director or officer of CPA: 17 shall receive any compensation from CPA: 17 for serving as a Director or officer other than for reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board; for the avoidance of doubt, the limitations of this
Section 8 shall not apply to any compensation paid by the Manager or any Affiliate for which CPA: 17 reimbursed the Manager or Affiliate in accordance with Section 10 hereof.

     9. FEES.

          (a) Asset Management Fee. CPA: 17 shall pay to the Manager as compensation for the asset management services rendered to CPA: 17 hereunder an amount equal to 0.5% of the Average Market Value of a Long-Term Net Leased Property and 1.75% of the Average Equity Value of a Loan (each, an "Asset Management Fee"), calculated as set forth below. The Asset Management Fee will be calculated monthly, beginning with the month in which CPA: 17 and the Manager execute this Agreement, on the basis of one-twelfth of the applicable Asset Management Fee for that month, computed as a daily average. The Asset Management Fee shall be prorated for the number of days during the month that CPA: 17 owns an Investment.

          (b) Loan Refinancing Fee. CPA: 17 shall pay to the Manager for all qualifying loan refinancings of Properties a Loan Refinancing Fee in the amount up to one percent of the principal amount of the refinanced loan. Any Loan Refinancing Fee shall be due and payable upon the funding of the related loan or as soon thereafter as is reasonably practicable. A refinancing will qualify for a Loan Refinancing Fee only if the refinanced loan is secured by Property and
(i) the maturity date of the refinanced loan (which must have a term of five years or more) is less than one year from the date of the refinancing; or (ii) the terms of the new loan represent, in the judgment of a majority of the Independent Directors, an improvement over the terms of the refinanced loan; or (iii) the new loan is approved by the Board, including a majority of the Independent Directors and, in each case, the Loan Refinancing Fee is found, in the judgment of a majority of the Independent Directors, to be in the best interest of CPA: 17.

          (c) Property Management Fee. No Property Management Fee shall be paid unless approved by a majority of the Independent Directors.

          (d) Subordinated Disposition Fee. If the Manager provides a substantial amount of services in the sale of an Investment, the Manager shall be entitled to receive a subordinated disposition fee (the "Subordinated Disposition Fee") at the time of such disposition, in an amount equal to the lesser of (1) 50% of the Competitive Real Estate Commission (if applicable) and
(2) 3.0% of the Contract Sales Price of the Investment; provided, however, that the Subordinated Disposition Fee in respect of Investments that are Loans shall equal 1.0% of the equity capital invested by CPA: 17 in the Investment. The total real estate commissions and Subordinated Disposition Fees CPA: 17 pays to all Persons shall not exceed an amount equal to the lesser of: (1) 6% of the Contract Sales Price of the Investment or (2) the Competitive Real Estate Commission. Payment of Subordinated Disposition Fees and accrued interest thereon, will be subordinated to the Preferred Return and only paid if the Preferred Return of 5% has been achieved through the end of the prior fiscal quarter. To the extent that Subordinated Disposition Fees are not paid on a current basis due to the foregoing limitation, the unpaid fees will be due and paid at such time as the limitation has been satisfied, together with interest from the time of disposition of the Investment to which they relate, at the rate of 5%. The Manager shall present to the Independent Directors such information as they may reasonably request to review the level of services provided by the Manager in connection with a disposition and the basis for the calculation of the amount of the Subordinated Disposition Fees on a quarterly basis. No payment of Subordinated Disposition Fees shall be made prior to review and approval of such information by the Independent Directors.

          (e) Loans From Affiliates. CPA: 17 shall not borrow funds from the Manager or its Affiliates unless (A) the transaction is approved by a majority of the Independent Directors and a majority of the Directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the Manager or its Affiliates do not exceed the amount which would be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for comparable arm's-length loans for the same purpose.
CPA: 17 will not borrow on a long-term basis from the Manager or its Affiliates unless it is to provide the debt portion of a particular investment and CPA: 17 is unable to obtain a permanent loan at that time or in the judgment of the Board, it is not in CPA: 17's best interest to obtain a permanent loan at the interest rates then prevailing and the Board has reason to believe that CPA: 17 will be able to obtain a permanent loan on or prior to the end of the loan term provided by the Manager or its Affiliates.

          (f) Changes To Fee Structure. In the event the Shares are listed on a national securities exchange or are included for quotation on Nasdaq, CPA: 17 and the Manager shall negotiate in good faith to establish a fee structure appropriate for an entity with a perpetual life. A majority of the Independent Directors must approve the new fee structure negotiated with the Manager. In negotiating a new fee structure, the Independent Directors may consider any of the factors they deem relevant, including but not limited to: (a) the size of the Asset Management

Fee in relation to the size, composition and profitability of CPA: 17's portfolio; (b) the rates charged to other REITs and to investors other than REITs by Managers performing similar services; (c) additional revenues realized by the Manager and its Affiliates through their relationship with CPA: 17, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by CPA: 17 or by others with whom CPA: 17 does business; (d) the quality and extent of service furnished by the Manager; (e) the performance of the investment portfolio of CPA: 17, including income, conversion or appreciation of capital, frequency of problem investments and competence in dealing with distress situations and (f) the quality of the portfolio of CPA: 17 in relationship to the portfolio of real properties owned and managed by W.P. Carey & Co. LLC for its own account. The new fee structure can be no more favorable to the Manager than the current fee structure. The Independent Directors shall not approve any new fee structure that is in their judgment more favorable (taken as a whole) to the Manager than the current fee structure.

          (g) Payment. Compensation payable pursuant to this Section 9 shall be paid directly to the Manager; provided, however, that any fee payable pursuant to Section 9 may be paid, at the option of the Manager, in the form of: (i) cash, (ii) common stock of CPA: 17, or (iii) a combination of cash and common stock. The Manager shall notify CPA: 17 in writing annually of the form in which the fee shall be paid. Such notice shall be provided no later than December 31 of the year prior to the year to which such election applies. If no such notice is provided, the fee shall be paid in cash. For purposes of the payment of compensation to the Manager in the form of stock, the value of each share of common stock shall be: (i) the Net Asset Value per Share as determined by the most recent appraisal of CPA: 17's assets performed by an Independent Appraiser, or (ii) if an appraisal has not yet been performed, $10 per share. If shares are being offered to the public at the time a fee is paid with stock, the value shall be the price of the stock without commissions. The Net Asset Value determined on the basis of such appraisal may be adjusted on a quarterly basis by the Board to account for significant capital transactions.

     10. EXPENSES. To the extent applicable, in addition to the compensation paid to the Manager pursuant to Section 9 hereof, the CPA: 17 shall pay directly or reimburse the Manager for the following expenses:

               (i) interest and other costs for borrowed money, including discounts, points and other similar fees;

               (ii) taxes and assessments on income of CPA: 17, to the extent paid or advanced by the Manager, or on Property and taxes as an expense of doing business, in each case attributable to Properties or non-United States activities;

               (iii) expenses of managing and operating Properties, whether payable to an Affiliate of the Manager or a non-affiliated Person;

               (iv) fees and expenses of legal counsel for CPA: 17 attributable to Properties;

               (v) fees and expense of auditors and accountants for CPA: 17 attributable to Properties;

               (vi) expenses related to the Properties and other fees relating to disposing of investments including personnel and other costs incurred in transactions relating to Properties where a fee is not payable to the Manager; and

               (vii) all other expenses the Manager incurs in connection with providing services to CPA: 17 hereunder including reimbursement to the Manager or its Affiliates for the cost of rent, goods, materials and personnel incurred by them based upon the compensation of the Persons involved and an appropriate share of overhead allocable to those Persons as reasonably determined by the Manager on a basis approved annually by the Board (including a majority of the Independent Directors).

No reimbursement shall be made for the cost of personnel to the extent that such personnel are used in transactions for which the Manager receives a separate fee.

Expenses incurred by the Manager on behalf of CPA: 17 and payable pursuant to this Section 10 shall be reimbursed quarterly to the Manager within 60 days after the end of each quarter, subject to the provisions of Section 13 hereof. The Manager shall prepare a statement documenting the Operating Expenses of CPA:
17 within 45 days after the end of each quarter.

     11. OTHER SERVICES. Should the Board request that the Manager or any partner or employee thereof render services for CPA: 17 other than as set forth in Section 3 hereof, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.

     12. FIDELITY BOND. The Manager shall maintain a fidelity bond for the benefit of CPA: 17 which bond shall insure CPA: 17 from losses of up to $5,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to CPA: 17 by the Manager.

     13. LIMITATION ON EXPENSES.

          (a) If the aggregate Operating Expenses under this Agreement and the Advisory Agreement during the 12-month period ending on the last day of any fiscal quarter of CPA: 17 exceed the greater of (i) two percent of the Average Invested Assets during the same 12-month period or (ii) 25% of the Adjusted Net Income of CPA: 17 during the same 12-month period, then subject to paragraph (b) of this Section 13, such excess amount shall be the sole responsibility of the Manager and CPA: 17 shall not be liable for payment therefor. CPA: 17 may defer the payment or distribution to the Advisor and the Special General Partner of fees, expenses and distributions that would, if paid or distributed, cause Operating Expenses during such 12-month period to exceed the foregoing limitations; provided, however, that in determining which items shall be paid and which may be deferred, priority will be given to the payment of distributions to the Special General Partner over the payment to the Advisor of amounts due under this Agreement.

          (b) Notwithstanding the foregoing, to the extent that the Manager becomes responsible for any such excess amount as provided in paragraph (a), if a majority of the Independent Directors finds such excess amount or a portion thereof justified based on such unusual and non-recurring factors as they deem sufficient, CPA: 17 shall reimburse the Manager in future quarters for the full amount of such excess, or any portion thereof, but only to the extent such reimbursement would not cause CPA: 17's Operating Expenses to exceed the Two Percent/25% Guidelines in the 12-month period ending on any such quarter. In no event shall the Operating Expenses paid by CPA: 17 in any 12-month period ending at the end of a fiscal quarter exceed the Two Percent/25% Guidelines.

          (c) Within 60 days after the end of any twelve-month period referred to in paragraph (a), the Manager shall reimburse CPA: 17 for any amounts expended by CPA: 17 in such twelve-month period that exceeds the limitations provided in paragraph (a) unless the Independent Directors determine that such excess expenses are justified, as provided in paragraph (b), and provided the aggregate Operating Expenses under this Agreement and the Advisory Agreement for such later quarter would not thereby exceed the Two Percent/25% Guidelines. To the extent CPA: 17 is reimbursed for such excess expenses by the Advisor, CPA:
17 shall not also be entitled to reimbursement for such excess from the Manager.

          (d) All computations made under paragraphs (a) and (b) of this Section 13 shall be determined in accordance with GAAP applied on a consistent basis.

          (e) If the Special General Partner receives distributions pursuant to the agreement of limited partnership of the Operating Partnership in respect of realized gains on the disposition of an Investment, Adjusted Net Income, for purposes of calculating the Operating Expenses, shall exclude the gain from the disposition of such Investment.

     14. OTHER ACTIVITIES OF THE MANAGER. Nothing herein contained shall prevent the Manager from engaging in other activities, including without limitation direct investment by the Manager and its Affiliates in assets that would be suitable for CPA: 17, the rendering of services to other investors (including other REITs) and the management of other programs advised, sponsored or organized by the Manager or its Affiliates; nor shall this Agreement limit or restrict the right of the Manager or any of its Affiliates or of any director, officer, employee, partner or shareholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Manager may, with respect to any investment in which CPA: 17 is a participant, also render service to each other participant therein. Without limiting the generality of the foregoing, CPA: 17 acknowledges that the Manager provides or will provide services to other "Corporate Property Associates" or CPA(R) REIT funds, whether now in existence or formed hereafter, and that the Manager and its Affiliates may invest for their own account. The Manager shall be responsible for promptly reporting to the Board the existence of any actual or potential conflict of interest that arises that may affect its performance of its duties under this Agreement.

Neither the Manager nor any Affiliate of the Manager shall be obligated generally to present any particular investment opportunity to CPA: 17 even if the opportunity is of a character which, if presented to CPA: 17, could be taken by CPA: 17.

     15. RELATIONSHIP OF MANAGER AND COMPANY. CPA: 17 and the Manager agree that they have not created and do not intend to create by this Agreement a joint venture or partnership relationship between them and nothing in this Agreement shall be construed to make them partners or joint venturers or impose any liability as partners or joint venturers on either of them.

     16. TERM; TERMINATION OF AGREEMENT. This Agreement shall continue in force until September 30, 2008 or until 60 days after the date on which the Independent Directors shall have notified the Manager of their determination either to renew this Agreement for an additional one-year period or terminate this Agreement, as required by CPA:17's Charter.

     17. TERMINATION BY COMPANY. At the sole option the Board (including a majority of the Independent Directors), this Agreement may be terminated immediately by written notice of termination from CPA: 17 to the Manager upon the occurrence of events which would constitute Cause or if any of the following events occur:

          (a) If the Manager shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Manager, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Manager for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

          (b) If the Manager shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

          Any notice of termination under Section 16 or 17 shall be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. The Manager agrees that if any of the events specified in Section 17(a) or (b) shall occur, it shall give written notice thereof to the Board within 15 days after the occurrence of such event.

     18. TERMINATION BY EITHER PARTY. This Agreement may be terminated immediately without penalty (but subject to the requirements of Section 20 hereof) by the Advisor by written notice of termination to CPA: 17 upon the occurrence of events which would constitute Good Reason or by CPA: 17 without cause or penalty (but subject to the requirements of Section 20 hereof) by action of a majority of the Independent Directors or by action of a majority of the Shareholders, in either case upon 60 days' written notice.

     19. ASSIGNMENT PROHIBITION. This Agreement may not be assigned by the Manager without the approval of the Board (including a majority of the Independent Directors); provided, however, that such approval shall not be required in the case of an assignment to a corporation, partnership, association, trust or organization which may take over the assets and carry on the affairs of the Manager, provided: (i) that at the time of such assignment, such successor organization shall be owned substantially by an entity directly or indirectly controlled by the Sponsor and only if such entity has a net worth of at least $5,000,000, and (ii) that the board of directors of the Manager shall deliver to the Board a statement in writing indicating the ownership structure and net worth of the successor organization and a certification from the new Manager as to its net worth. Such an assignment shall bind the assignees hereunder in the same manner as the Manager is bound by this Agreement. The Manager may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by CPA: 17 without the consent of the Manager, except in the case of an assignment by CPA: 17 to a corporation or other organization which is a successor to CPA: 17, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as CPA: 17 is bound by this Agreement.

     20. PAYMENTS TO AND DUTIES OF MANAGER UPON TERMINATION.

          (a) After the Termination Date, the Manager shall not be entitled to compensation for further services hereunder but shall be entitled to receive from CPA: 17 the following:

               (i) all unpaid reimbursements of Operating Expenses payable to the Manager;

               (ii) all earned but unpaid Asset Management Fees payable to the Manager prior to the Termination Date;

               (iii) all earned but unpaid Subordinated Disposition Fees payable to the Advisor relating to the sale of any Property prior to the Termination Date; and

               (iv) all earned but unpaid Loan Refinancing Fees.

Notwithstanding the foregoing, if this Agreement is terminated by CPA: 17 for Cause, or by the Manager for other than Good Reason, the Manager will not be entitled to receive the sums in Section 18(a) above.

          (b) Any and all amounts payable to the Advisor pursuant to Section 20(a) and Section 20(c) that, irrespective of the termination, were payable on a current basis prior to the Termination Date either because they were not subordinated or all conditions to their payment had been satisfied, shall be paid within 90 days after the Termination Date. All other amounts payable to the Advisor pursuant to Section 20(a) and Section 20(c) shall be paid in a manner determined by the Board, but in no event on terms less favorable to the Advisor than those represented by a note (i) maturing upon the liquidation of CPA: 17 or the Operating Partnership or three years from the Termination Date, whichever is earlier, (ii) with no less than twelve equal quarterly installments and (iii) bearing a fair, competitive and commercially reasonable interest rate (the "Note"). The Note, if any, may be prepaid by the Operating Partnership at any time prior to maturity with accrued interest to the date of payment but without premium or penalty. Notwithstanding the foregoing, any amounts that relate to Investments (i) shall be an amount which provides compensation to the Advisor only for that portion of the holding period for the respective Investments during which the Advisor provided services to CPA: 17, (ii) shall not be due and payable until the Investment to which such amount relates is sold or refinanced, and

(iii) shall not bear interest until the Investment to which such amount relates is sold or refinanced. A portion of the amount shall be paid as each Investment owned by CPA: 17 on the Termination Date is sold. The portion of such amount payable upon each such sale shall be equal to (i) such amount multiplied by (ii) the percentage calculated by dividing the fair value (at the Termination Date) of the Investment sold by CPA: 17 divided by the total fair value (at the Termination Date) of all Investments owned by CPA: 17 on the Termination Date.

          (c) The Manager shall promptly upon termination:

               (i) pay over to the Operating Partnership all money collected and held for the account of CPA: 17 pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

               (ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

               (iii) deliver to the Board all assets, including Properties, and documents of CPA: 17 then in the custody of the Manager; and

               (iv) cooperate with CPA: 17 to provide an orderly management transition.

     21. INDEMNIFICATION BY CPA: 17.

          (a) Neither CPA: 17 nor the Operating Partnership shall indemnify the Manager or any of its Affiliates for any loss or liability suffered by the Manager or the Affiliate, or hold the Manager or the Affiliate harmless for any loss or liability suffered by CPA: 17, except as permitted under Section 7.

               (i) The Manager or Affiliate has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CPA: 17;

               (ii) The Manager or the Affiliate was acting on behalf of or performing services for CPA: 17; and

     22. INDEMNIFICATION BY MANAGER. The Manager shall indemnify and hold harmless CPA: 17 and the Operating Partnership from liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Manager's bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties.

     23. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

          To the Board, CPA: 17 and    Corporate Property Associates 17 Global -
          the Operating Partnership:   Incorporated

                                       50 Rockefeller Plaza
                                       New York, NY 10020

          To the Manager:              W.P. Carey & Co. B.V.
                                       50 Rockefeller Plaza
                                       New York, NY 10020

     Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 21.

     24. MODIFICATION. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

     25. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     26. CONSTRUCTION. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

     27. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     28. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     29. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     30. TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

     31. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     32. NAME. W.P. Carey & Co. LLC has a proprietary interest in the name "Corporate Property Associates" and "CPA(R)." Accordingly, and in recognition of this right, if at any time CPA: 17 ceases to retain W.P. Carey & Co. B.V., or an Affiliate thereof to perform the services of Manager, CPA: 17 will, promptly after receipt of written request from W.P. Carey & Co. B.V., cease to conduct business under or use the name "Corporate Property Associates" or "CPA(R)" or any diminutive thereof and CPA: 17 shall use its best efforts to change the name of CPA: 17 to a name that does not contain the name "Corporate Property Associates" or "CPA(R)" or any other word or words that might, in the sole discretion of the Manager, be susceptible of indication of some form of relationship between CPA: 17 and the Manager or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Manager or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having "Corporate Property Associates" or "CPA(R)" as a part of their name, all without the need for any consent (and without the right to object thereto) by
CPA: 17 or its Directors.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Management Agreement as of the day and year first above written.

                                       CORPORATE PROPERTY ASSOCIATES 17- GLOBAL
                                       INCORPORATED


                                       By: /s/ Gordon F. DuGan
                                           -------------------------------------
                                           Name: Gordon F. DuGan
                                           Title: President and Chief Executive
                                                  Officer


                                       CPA: 17 LIMITED PARTNERSHIP


                                       By: Corporate Property Associates 17-
                                       Global Incorporated, its general partner


                                       By: /s/ Gordon F. DuGan
                                           -------------------------------------
                                           Name: Gordon F. DuGan
                                           Title: President and Chief Executive
                                                  Officer


                                       W.P. CAREY & CO. B.V.


                                       By: /s/ Thomas E. Zacharias
                                           -------------------------------------
                                           Name: Thomas E. Zacharias
                                           Title: Managing Director


                                       By: /s/ Johnathan Perry
                                           -------------------------------------
                                       Name: Johnathan Perry
                                       Title: Managing Director


                                       By: /s/ Karsten von Koller
                                           -------------------------------------
                                          Name: Karsten von Koller
                                          Title: Managing Director